Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, CFO, 714-438-2500	Robert Sjogren, Chief Operating Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Third Quarter 2015 Operating Results
Third Quarter Highlights

•	Net income from continuing operations of $321 thousand, or $0.02 per share

•	Total loan commitments of $54.9 million and loan fundings of $34.9 million

•	Continued improvement in credit quality resulted in no provision for loan and lease losses

•	Completion of the exchange of preferred stock and warrants simplifies capital structure

COSTA MESA, Calif., October 23, 2015 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, and PM Asset Resolution, Inc. ("PMAR"), a wholly owned non-bank subsidiary, today reported its financial results for the three months ended September 30, 2015.
For the third quarter of 2015, the Company reported net income of $321 thousand, or $0.02 per share. This compares with net income of $138 thousand, or $0.01 per share, in the second quarter of 2015, and a net loss of $385 thousand, or $(0.02) per share, in the third quarter of 2014. The increase in earnings as compared to the second quarter of 2015 is primarily attributable to a decrease in our noninterest expense for the third quarter of 2015.
During the third quarter of 2015, the Company exchanged an aggregate of 112,000 shares of the Company’s Series B Convertible 8.4% Noncumulative Preferred Stock (the “Series B Shares”), 35,225 shares of the Series C 8.4% Noncumulative Preferred Stock (the “Series C Shares”) and warrants to purchase 761,278 shares of the Company’s common stock (the “Warrants”) for an aggregate of 3,009,148 shares of the Company’s common stock (the “Exchange Transaction”). The Series B Shares, Series C Shares and Warrants exchanged in the Exchange Transaction comprised all of the Company's outstanding shares of preferred stock and warrants to purchase common stock. The Exchange Transaction eliminated our quarterly preferred stock dividend accrual and simplified our capital structure.
Commenting on the results, Steve Buster, President & CEO of Pacific Mercantile Bancorp, said, “We had another profitable quarter highlighted by strong growth in core deposits, disciplined expense management, and further improvement in asset quality. Significantly, the Exchange Transaction we completed during the quarter eliminated our preferred stock dividend accrual, frees up additional capital for reinvestment in the business, and simplifies our overall capital structure. We have excellent liquidity, a strong capital position, and solid asset quality, which provides a good foundation for growing the Bank going forward. As we increase loan production, the increased operating leverage should drive further improvement in our profitability.”

Results of Operations
The following table shows our operating results for the three and nine months ended September 30, 2015, as compared to the three months ended June 30, 2015 and the three and nine months ended September 30, 2014. The discussion below highlights the key factors contributing to the changes shown on the following table.

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2015	June 30, 2015	September 30, 2014	2015	2014
	($ in thousands)
Total interest income	$9,653	$9,813	$9,664	$28,939	$28,085
Total interest expense	1,342	1,324	1,353	3,989	4,305
Net interest income	8,311	8,489	8,311	24,950	23,780
Provision for loan and lease losses	—	—	450	—	1,500
Total noninterest income	562	616	854	2,060	3,017
Total noninterest expense	8,552	8,967	9,029	26,635	27,112
Income tax benefit	—	—	—	—	—
Net income (loss) from continuing operations	321	138	(314)	375	(1,815)
Net (loss) income from discontinued operations	—	—	(71)	—	1,885
Net income (loss)	$321	$138	$(385)	$375	$70
Net Interest Income
Q3 2015 vs Q2 2015. Net interest income decreased $178 thousand, or 2.1%, for the three months ended September 30, 2015 as compared to the three months ended June 30, 2015 resulting from a decrease in interest income of $160 thousand, or 1.6%, primarily attributable to a decrease in the yield on securities available-for-sale and stock to 2.42% for the three months ended September 30, 2015 from 3.38% for the three months ended June 30, 2015. The yield on securities available-for-sale and stock during the three months ended June 30, 2015 was positively impacted by a one-time dividend from the Federal Home Loan Bank (“FHLB”) totaling $174 thousand.
Our net interest margin decreased to 3.22% for the three months ended September 30, 2015 from 3.35% for the three months ended June 30, 2015, primarily attributable to the decrease in our yield on securities available-for-sale and stock described above, partially offset by an increase in our yield on loans to 4.48% for the three months ended September 30, 2015 from 4.46% for the three months ended June 30, 2015.
Q3 2015 vs Q3 2014. Net interest income remained flat for the three months ended September 30, 2015 as compared to the three months ended September 30, 2014.
YTD 2015 vs YTD 2014. Net interest income increased $1.2 million, or 4.9%, for the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014, primarily as a result of:

•
An increase in interest income of $854 thousand, or 3.0%, attributable to an increase in interest earned on loans as a result of a higher average loan balance during the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014 and an increase in our yield on securities available-for-sale and stock over the same period; and

•
A decrease in interest expense of $316 thousand, or 7.3%, as a result of a decrease in the volume of certificates of deposit in the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014 and a decrease in the cost of our other borrowings as a result of our decision to decrease our FHLB borrowings over the same period, partially offset by an increase in the rates of interest paid on our savings and money market accounts.

Provision for Loan and Lease Losses
Q3 2015 vs Q2 2015. There was no provision for loan and lease losses recorded for the three months ended September 30, 2015 or the three months ended June 30, 2015 due to the relatively stable level of loans, along with general improvement in asset quality.
For the three months ended September 30, 2015, we had net charge-offs of $64 thousand. For the three months ended June 30, 2015, we had net charge-offs of $296 thousand. Charge-offs during the three months ended September 30, 2015 were legacy workout credits with specific reserves, and a collateral dependent loan that required a write down to properly margin the loan against the net realizable value of the collateral.
Q3 2015 vs Q3 2014. The provision for loan and lease losses decreased $450 thousand for the three months ended September 30, 2015 as compared to the three months ended September 30, 2014, primarily as a result of improving asset quality evidenced by lower levels of classified loans and generally positive asset quality trends which more than offset the portfolio growth.
YTD 2015 vs YTD 2014. The provision for loan and lease losses decreased $1.5 million for the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014, primarily as a result of improving asset quality evidenced by lower levels of classified loans and generally positive asset quality trends which more than offset the portfolio growth.
Noninterest Income
Q3 2015 vs Q2 2015. Noninterest income decreased $54 thousand, or 8.8%, for the three months ended September 30, 2015 as compared to the three months ended June 30, 2015, primarily as a result of a gain on sale of premises and equipment during the second quarter of 2015.
Q3 2015 vs Q3 2014. Noninterest income decreased by $292 thousand for the three months ended September 30, 2015 as compared to the three months ended September 30, 2014, primarily as a result of a $257 thousand decrease in net gain on sale of small business administration (“SBA loans”), partially offset by an increase in loan servicing and referral fees.
YTD 2015 vs YTD 2014. Noninterest income decreased $957 thousand, or 31.7%, for the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014, primarily as a result of:

•	A decrease of $1.4 million in net gain on sale of SBA loans in the nine months ended September 30, 2015 as compared to the same period in 2014; partially offset by

•
A $200 thousand recovery during the nine months ended September 30, 2015 on a charged off loan in excess of the amount previously charged off against the allowance for loan and lease losses (“ALLL”); and

•	An increase in loan servicing and referral fees during the nine months ended September 30, 2015 as compared to the same period in 2014.
Noninterest Expense
Q3 2015 vs Q2 2015. Noninterest expense decreased $415 thousand, or 4.6%, for the three months ended September 30, 2015 as compared to the three months ended June 30, 2015, primarily as a result of:

•
A decrease of $94 thousand in salaries and employee benefits primarily related to a decrease in our personnel expense as a result of decreases in hiring expenses and temporary staffing expenses in the third quarter of 2015 as compared to the second quarter of 2015;

•	A decrease of $206 thousand in professional fees primarily attributable to the recapture of fees related to a legal settlement during the third quarter of 2015; and

•	A decrease of $70 thousand in loan-related expenses as a result of an adjustment to our repurchase reserves in the second quarter of 2015.

Q3 2015 vs Q3 2014. Noninterest expense decreased $477 thousand, or 5.3%, for the three months ended September 30, 2015 as compared to the three months ended September 30, 2014, primarily as a result of:

•
A decrease of $572 thousand in the carrying costs and other costs associated with real properties acquired by or in lieu of loan foreclosures (commonly referred to as other real estate owned or “OREO”) during the three months ended September 30, 2015 as compared to the same period in 2014; partially offset by

•
An increase in various expense accounts related to the normal course of operating, including expenses related to an increase in the square footage of our leased premises, the implementation of our mobile banking platform and the roll out of our new credit card platform.

YTD 2015 vs YTD 2014. Noninterest expense decreased $477 thousand, or 1.8%, for the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014, primarily as a result of:

•
A decrease of $1.5 million in OREO as a result of lower carrying costs and other expenses related to OREO during the nine months ended September 30, 2015 as compared to the same period in 2014; partially offset by

•
An increase in various expense accounts related to the normal course of operating, including expenses related to an increase in the square footage of our leased premises, the implementation of our mobile banking platform and the roll out of our new credit card platform.

Income tax provision (benefit)
For the three months ended September 30, 2015, we recorded no income tax provision or benefit. We recorded no income tax provision for the third quarter of 2015 as a result of positive and negative evidence that management evaluated. Based on the analysis performed, management determined that no increase in the $10.8 million valuation allowance as of September 30, 2015 was needed. For the three months ended June 30, 2015, we recorded no income tax provision or benefit. We recorded no income tax provision for the second quarter of 2015 as a result of positive and negative evidence that management evaluated. Based on the analysis performed, management chose not to release any portion of the $11.4 million valuation allowance as of June 30, 2015. We had no income tax provision or benefit for the three months ended September 30, 2014 as a result of the positive and negative evidence that management evaluated. As a result of some of the positive evidence evaluated, management determined that no increase in the valuation allowance was needed in the third quarter of 2014.
We had no income tax provision or benefit for the nine months ended September 30, 2015 and 2014 as a result of positive and negative evidence that management evaluated. As a result, management determined that no increase or decrease to the valuation allowance was needed during the respective periods.
Discontinued operations
For the three months ended September 30, 2015 and June 30, 2015, we had no income or loss related to our discontinued operations, as compared to a loss from discontinued operations of $71 thousand for the three months ended September 30, 2014. We had no income from discontinued operations for the three months ended September 30, 2015 and June 30, 2015 as a result of the final wind down of the mortgage business in 2014. The loss from discontinued operations for the three months ended September 30, 2014 primarily related to the final write down of any outstanding items in discontinued operations during the quarter.
For the nine months ended September 30, 2015, we had no income or loss related to our discontinued operations, as compared to income from discontinued operations of $1.9 million for the nine months ended September 30, 2014. We had no income from discontinued operations for the nine months ended September 30, 2015 as a result of the final wind down of the mortgage business in 2014. The income from discontinued operations for the nine months ended September 30, 2014 was attributable to the gain on the sale of the mortgage servicing rights in connection with the closure of our mortgage banking business, and the partial reversal of our repurchase reserve as a result of our sale of the mortgage servicing rights.

Balance Sheet Information
Loans
As indicated in the table below, at September 30, 2015 gross loans totaled approximately $828.6 million, which represented a decrease of $4.7 million, or 0.6%, from gross loans outstanding at June 30, 2015, and a decrease of $9.4 million, or 1.1%, from gross loans outstanding at December 31, 2014. The following table sets forth the composition, by loan category, of our loan portfolio at September 30, 2015, June 30, 2015 and December 31, 2014.

	September 30, 2015		June 30, 2015		December 31, 2014
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	321,696	38.8%	323,241	38.8%	301,746	36.0%
Commercial real estate loans - owner occupied	197,671	23.9%	203,445	24.4%	212,515	25.4%
Commercial real estate loans - all other	137,108	16.5%	135,966	16.3%	146,676	17.5%
Residential mortgage loans - multi-family	84,295	10.2%	84,976	10.2%	95,276	11.4%
Residential mortgage loans - single family	57,620	7.0%	60,191	7.2%	64,326	7.7%
Land development loans	6,908	0.8%	5,575	0.7%	7,745	0.9%
Consumer loans	23,313	2.8%	19,907	2.4%	9,687	1.2%
Gross loans	828,611	100.0%	833,301	100.0%	837,971	100.0%
Deposits

	September 30, 2015	June 30, 2015	December 31, 2014
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$262,508	$236,361	$237,491
Interest-bearing checking accounts	40,056	32,619	39,123
Money market and savings deposits	326,226	285,369	278,973
Certificates of deposit	298,522	317,601	360,722
Totals	$927,312	$871,950	$916,309
The increase in our total deposits from June 30, 2015 to September 30, 2015 is primarily attributable to an increase of $33.6 million in demand deposits and an increase of $40.9 million in money market and savings deposits, partially offset by a decrease in our certificates of deposit of $19.1 million over the same period. The increase in our demand deposits is primarily attributable to the development and implementation of new products. The decrease in certificates of deposit from June 30, 2015 to September 30, 2015 was primarily the result of our decision to decrease our reliance on certificates of deposit as a result of our excess liquidity. Due primarily to that decision and the resulting decrease in certificates of deposit, lower priced core deposits increased to 68%, and higher priced time deposits decreased to 32%, of total deposits at September 30, 2015, as compared to 64% and 36% of total deposits, respectively, at June 30, 2015.
The increase in our total deposits from December 31, 2014 to September 30, 2015 is primarily attributable to an increase of $26.0 million in demand deposits and an increase of $47.3 million in money market and savings deposits, partially offset by a decrease of $62.2 million in our certificates of deposit. The increase in our demand deposits is primarily attributable to the development and implementation of new products. The decrease in certificates of deposit from December 31, 2014 to September 30, 2015 was primarily the result of our decision to increase our core deposit base, which included the transition of a portion of our certificates of deposit customers to savings account customers. Due primarily to that decision and the resulting decrease in certificates of deposit, lower priced core deposits increased to 68%, and higher priced time deposits decreased to 32%, of total deposits at September 30, 2015, as compared to 61% and 39% of total deposits, respectively, at December 31, 2014.

Asset Quality
Nonperforming Assets

	2015			2014
	September 30	June 30	March 31	December 31	September 30
	($ in thousands)
Total non-performing loans	$19,226	$21,784	$22,403	$24,053	$24,694
Other real estate owned	1,872	1,872	1,872	1,592	3,461
Other non-performing assets	—	—	—	—	—
Total non-performing assets	$21,098	$23,656	$24,275	$25,645	$28,155
90-day past due loans	$15,137	$14,580	$733	$2,766	$3,028
Total classified assets	$32,429	$35,452	$36,950	$43,837	$51,636
Allowance for loan and lease losses	$12,279	$12,343	$12,639	$13,833	$13,170
Allowance for loan and lease losses /gross loans (excluding loans held for sale)	1.48%	1.48%	1.50%	1.65%	1.61%
Allowance for loan and lease losses /total assets	1.13%	1.18%	1.19%	1.26%	1.23%
Ratio of allowance for loan and lease losses to nonperforming loans	63.87%	56.66%	56.42%	57.51%	53.33%
Ratio of nonperforming assets to total assets	1.95%	2.26%	2.29%	2.33%	2.63%
Net quarterly charge-offs to gross loans	0.01%	0.04%	0.14%	(0.08)%	(0.02)%
Nonperforming assets at September 30, 2015 decreased $2.6 million from June 30, 2015 as a result of a decrease in non-performing loans in the third quarter of 2015. The decrease in our non-performing loans related to paydowns and charge-offs on our classified loans. We had no change in our OREO balance from June 30, 2015 and as of September 30, 2015, 100% of the balance was held at PMAR.
Allowance for loan and lease losses

	2015			2014
	September 30	June 30	March 31	December 31	September 30
	($ in thousands)
Balance at beginning of quarter	$12,343	$12,639	$13,833	$13,170	$12,580
Charge offs	(574)	(881)	(1,472)	(248)	(27)
Recoveries	510	585	278	911	167
Provision	—	—	—	—	450
Balance at end of quarter	$12,279	$12,343	$12,639	$13,833	$13,170
At September 30, 2015, the ALLL totaled $12.3 million, which was approximately $64 thousand less than at June 30, 2015 and $891 thousand less than at September 30, 2014. The ALLL activity during the three months ended September 30, 2015 included net charge-offs of $64 thousand after recoveries of approximately $500 thousand. There was no provision for loan and lease losses as loan payoffs exceeded our loan growth during the period and, with the exception of a previously identified loan relationship, asset quality continued to improve. The ratio of the ALLL-to-total loans outstanding as of September 30, 2015 was 1.48% as compared to 1.48% and 1.61% as of June 30, 2015 and September 30, 2014, respectively.
Capital Resources
At September 30, 2015, we had total regulatory capital on a consolidated basis of approximately $159.8 million, and the Bank had total regulatory capital of approximately $128.9 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 14.7% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at September 30, 2015, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution. The following ratios are based on the Basel III capital rules that went into effect on January 1, 2015.

	Actual At September 30, 2015		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$159,806	18.4%	N/A	N/A
Bank	128,943	14.7%	$87,530	At least 10.0
Common Equity Tier 1 Capital to Risk Weighted Assets:
Company	$121,084	13.9%	N/A	N/A
Bank	117,943	13.5%	$56,895	At least 6.5
Tier 1 Capital to Risk Weighted Assets:
Company	$148,865	17.1%	N/A	N/A
Bank	117,943	13.5%	$70,024	At least 8.0
Tier 1 Capital to Average Assets:
Company	$148,865	14.0%	N/A	N/A
Bank	117,943	11.2%	$52,615	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego County, and another in San Bernardino County. The four Orange County financial centers are located in the cities of Newport Beach, Costa Mesa, La Habra and San Juan Capistrano. Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego County financial center is located in La Jolla and our San Bernardino County financial center is located in the city of Ontario. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com.
Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Additional information regarding these and other risks and uncertainties to which our business is subject are contained in our Annual Report on Form 10-K for the year ended December 31, 2014, which is on file with the Securities and Exchange Commission (“SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended September 30, 2015 that we intend to file with the SEC during the fourth quarter of 2015, and readers of this report are urged to review the additional information that will be contained in that report and in any subsequent Quarterly Reports on Form 10-Q that we file with the SEC.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF INCOME
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	Sept '15 vs Jun '15 % Change	Sept '15 vs Sept '14 % Change	September 30, 2015	September 30, 2014	% Change
Total interest income	$9,653	$9,813	$9,664	(1.6)%	(0.1)%	$28,939	$28,085	3.0%
Total interest expense	1,342	1,324	1,353	1.4%	(0.8)%	3,989	4,305	(7.3)%
Net interest income	8,311	8,489	8,311	(2.1)%	—%	24,950	23,780	4.9%
Provision for loan and lease losses	—	—	450	—%	(100.0)%	—	1,500	(100.0)%
Net interest income after provision for loan losses	8,311	8,489	7,861	(2.1)%	5.7%	24,950	22,280	12.0%
Non-interest income:
Service fees on deposits and other banking services	230	234	207	(1.7)%	11.1%	676	633	6.8%
Net gain on sale of small business administration loans	—	—	257	—%	(100.0)%	—	1,416	(100.0)%
Other non-interest income	332	382	390	(13.1)%	(14.9)%	1,384	968	43.0%
Total non-interest income	562	616	854	(8.8)%	(34.2)%	2,060	3,017	(31.7)%
Non-interest expense:
Salaries & employee benefits	5,329	5,423	5,545	(1.7)%	(3.9)%	16,659	16,568	0.5%
Occupancy and equipment	1,138	1,182	1,043	(3.7)%	9.1%	3,374	2,974	13.4%
Professional Fees	538	744	439	(27.7)%	22.6%	1,910	1,677	13.9%
OREO expenses	68	59	640	15.3%	(89.4)%	229	1,698	(86.5)%
FDIC Expense	329	339	336	(2.9)%	(2.1)%	1,021	989	3.2%
Other non-interest expense	1,150	1,220	1,026	(5.7)%	12.1%	3,442	3,206	7.4%
Total non-interest expense	8,552	8,967	9,029	(4.6)%	(5.3)%	26,635	27,112	(1.8)%
Income (loss) from continuing operations before income taxes	321	138	(314)	132.6%	(202.2)%	375	(1,815)	(120.7)%
Income tax expense	—	—	—	—%	—%	—	—	—%
Net income (loss) from continuing operations	321	138	(314)	132.6%	(202.2)%	375	(1,815)	(120.7)%
Discontinued Operations
Income from discontinued operations before income taxes	—	—	(71)	—%	(100.0)%	—	1,885	(100.0)%
Income tax benefit	—	—	—	—%	—%	—	—	—%
Net income from discontinued operations	—	—	(71)	—%	(100.0)%	—	1,885	(100.0)%
Net income (loss)	321	138	(385)	132.6%	(183.4)%	375	70	435.7%
Accumulated declared dividends on preferred stock	—	—	—	—%	—%	—	(592)	(100.0)%
Accumulated undeclared dividends on preferred stock	—	(309)	(308)	(100.0)%	(100.0)%	—	(320)	(100.0)%
Dividends on preferred stock	(309)	—	—			(927)	—	100.0%
Inducements for conversion of the preferred stock	(512)	—	—			(512)	—	100.0%
Net income (loss) allocable to common shareholders	$(500)	$(171)	$(693)	192.4%	(27.8)%	$(1,064)	$(842)	26.4%
Basic income (loss) per common share:
Net income (loss) from continuing operations	$(0.03)	$(0.01)	$(0.03)	200.0%	—%	$(0.05)	$(0.14)	(64.3)%
Net income (loss) available to common shareholders	$(0.03)	$(0.01)	$(0.04)	200.0%	(25.0)%	$(0.05)	$(0.04)	25.0%
Diluted income (loss) per common share:
Net income (loss) from continuing operations	$(0.03)	$(0.01)	$(0.03)	200.0%	—%	$(0.05)	$(0.14)	(64.3)%
Net income (loss) available to common shareholders	$(0.03)	$(0.01)	$(0.04)	200.0%	(25.0)%	$(0.05)	$(0.04)	25.0%
Weighted average number of common shares outstanding:
Basic	19,824	19,774	19,291	0.3%	2.8%	19,739	19,231	2.6%
Diluted	19,824	19,774	19,291	0.3%	2.8%	19,739	19,231	2.6%
Ratios from continuing operations(1):
Return on average assets	0.12%	0.05%	(0.12)%			0.05%	(0.24)%
Return on average equity	1.05%	0.46%	(1.06)%			0.41%	(2.08)%
Efficiency ratio	96.38%	98.48%	98.52%			98.61%	101.18%
____________________

(1)	Ratios and net interest margin for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014 and six months ended September 30, 2015 and September 30, 2014 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	September 30, 2015	December 31, 2014	Increase/ (Decrease)

Cash and due from banks	$12,329	$9,997	23.3%
Interest bearing deposits with financial institutions(1)	164,424	167,138	(1.6)%
Interest bearing time deposits	4,916	4,668	5.3%
Investment securities (including stock)	62,676	69,063	(9.2)%
Loans (net of allowances of $12,279 and $13,833, respectively)	816,715	824,197	(0.9)%
Other real estate owned	1,872	1,592	17.6%
Net deferred tax assets	5,804	5,933	(2.2)%
Other assets	14,934	17,022	(12.3)%
Total Assets	$1,083,670	$1,099,610	(1.4)%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$262,508	$237,491	10.5%
Interest bearing deposits
Interest checking	40,056	39,123	2.4%
Savings/money market	326,226	278,973	16.9%
Certificates of deposit	298,522	360,722	(17.2)%
Total interest bearing deposits	664,804	678,818	(2.1)%
Total deposits	927,312	916,309	1.2%
Other borrowings	10,000	39,500	(74.7)%
Other liabilities	7,022	6,993	0.4%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	961,861	980,329	(1.9)%
Shareholders’ equity	121,809	119,281	2.1%
Total Liabilities and Shareholders’ Equity	$1,083,670	$1,099,610	(1.4)%
Tangible book value per share	$5.34	$5.47	(2.4)%
Tangible book value per share, as adjusted(2)	$5.36	$5.50	(2.5)%
Shares outstanding	$22,811,075	$19,462,561	17.2%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2015			June 30, 2015			September 30, 2014
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$148,454	$98	0.26%	$126,287	$80	0.25%	$125,639	$82	0.26%
Securities available for sale and stock(2)	63,702	389	2.42%	66,132	558	3.38%	69,661	397	2.26%
Loans(3)	812,217	9,166	4.48%	824,712	9,175	4.46%	802,912	9,185	4.54%
Total interest-earning assets	1,024,373	9,653	3.74%	1,017,131	9,813	3.87%	998,212	9,664	3.84%
Interest-bearing liabilities:
Interest-bearing checking accounts	$35,896	$24	0.27%	$35,852	$25	0.28%	$36,719	$25	0.27%
Money market and savings accounts	300,650	421	0.56%	291,758	419	0.58%	149,372	106	0.28%
Certificates of deposit	308,836	697	0.90%	317,443	700	0.88%	445,108	1,073	0.96%
Other borrowings	25,870	50	0.77%	30,022	55	0.73%	47,337	80	0.67%
Junior subordinated debentures	17,527	150	3.40%	17,527	125	2.86%	17,527	69	1.56%
Total interest bearing liabilities	688,779	1,342	0.77%	692,602	1,324	0.77%	696,063	1,353	0.77%
Net interest income		$8,311			$8,489			8,311
Net interest income/spread			2.97%			3.10%			3.07%
Net interest margin			3.22%			3.35%			3.30%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Nine Months Ended
	September 30, 2015			September 30, 2014
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$133,497	$258	0.26%	$129,665	$237	0.24%
Securities available for sale and stock(2)	66,032	1,321	2.67%	71,760	1,217	2.27%
Loans(3)	812,559	27,360	4.50%	790,081	26,631	4.51%
Total interest-earning assets	1,012,088	28,939	3.82%	991,506	28,085	3.79%
Interest-bearing liabilities:
Interest-bearing checking accounts	$36,987	$72	0.26%	$37,778	$74	0.26%
Money market and savings accounts	294,003	1,245	0.57%	155,616	357	0.31%
Certificates of deposit	314,227	2,094	0.89%	439,473	3,142	0.96%
Other borrowings	31,611	177	0.75%	56,107	363	0.87%
Junior subordinated debentures	17,527	401	3.06%	17,527	369	2.81%
Total interest bearing liabilities	694,355	3,989	0.77%	706,501	4,305	0.81%
Net interest income		$24,950			$23,780
Net interest income/spread			3.05%			2.98%
Net interest margin			3.30%			3.21%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

EXPLANATION OF NET INCOME (LOSS) PER SHARE AND
DILUTED NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS PER SHARE CALCULATIONS

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
Net income (loss)	$321	$138	$(385)
Diluted weighted average common stock and common stock equivalents	19,824	19,617	19,255
Net income (loss) per share	$0.02	$0.01	$(0.02)

Accumulated undeclared dividends on preferred stock	—	(309)	(308)
Dividends on preferred stock	(309)	—	—
Inducement for conversion of the preferred stock	(512)	—	—
Total adjustments for diluted net (loss) income available to common shareholders	(821)	(309)	(308)
Diluted weighted average common stock and common stock equivalents	19,824	19,617	19,255
Diluted net (loss) income attributable to preferred stock	$(0.05)	$(0.02)	$(0.02)

Diluted net (loss) income available to common shareholders	$(0.03)	$(0.01)	$(0.04)